EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RadNet Completes the Previously Announced Acquisition of eRAD, Inc.

LOS ANGELES, Calif., October 1, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 191 fully-owned and operated outpatient imaging centers, today reported it has completed the previously announced acquisition of Image Medical Corporation, parent of eRAD, Inc.

In September 2010, the Company executed a definitive purchase agreement to acquire Image Medical Corporation, the parent of eRAD, Inc., for $10.75 million in a combination of cash and promissory notes.  eRAD, Inc., headquartered in Greenville, South Carolina, has been a premier provider of Picture Archiving and Communications Systems (PACS) and related workflow solutions to the radiology industry since 1999.  Over 250 hospitals, teleradiology businesses, imaging centers and specialty physician groups use eRAD’s technology to distribute, visualize, store and retrieve digital images taken from all diagnostic imaging modalities.

“We are pleased to welcome the many outstanding employees of eRAD into the RadNet organization.  We are very excited about adding eRAD’s solutions and capabilities to our operation.  Furthermore, we remain focused on continuing eRAD’s tradition of providing innovative products to its many existing customers and to the imaging industry at large.” said Dr. Howard Berger, President and Chief Executive Officer of RadNet.

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 191 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 4,300 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, successfully enter into a new line of business, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

Alliance Advisors, LLC
Alan Sheinwald, President
914-669-0222
asheinwald@allianceadvisors.net